Exhibit 21.1

SUBSIDIARIES OF
ALLIANT TECHSYSTEMS INC.
AS OF MARCH 31, 2002

Name of Subsidiary	Jurisdiction of Organization
Alliant Holdings LLC	Delaware
- Alliant Defense LLC	Delaware
- Alliant Ammunition and Powder Company LLC	Delaware
- New River Energetics, Inc.	Delaware
- Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
- Alliant Ammunition Systems Company LLC	Delaware
- ATK Gun Systems Company LLC	Delaware
- ATK Commercial Ammunition Holdings Inc.	Delaware
- ATK Commercial Ammunition Company Inc.	Delaware
- Federal Cartridge Company	Minnesota
- Simmons Outdoor Corporation	Delaware
- Estate Cartridge, Inc.	Texas
- Ammunition Accessories Inc.	Delaware
- Alliant Integrated Defense Company LLC	Delaware
- Alliant Precision Fuze Company LLC	Delaware
- Alliant Propulsion and Composites LLC	Delaware
- ATK Aerospace Company Inc.	Delaware
- Thiokol Technologies International, Inc.	Delaware
- Alliant Southern Composites Company LLC	Delaware
- ATK Tactical Systems Company LLC	Delaware
Alliant International Holdings Inc.	Minnesota
-Alliant Assurance Ltd.	Vermont

        The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of March 31, 2002.